SIGNAL APPAREL COMPANY, INC.


                      SUBSIDIARIES OF THE REGISTRANT
                           AS OF MARCH 26, 1996



Name                                    State of Incorporation
----                                    ----------------------

American Marketing Works, Inc.          Delaware

The Shirt Shed, Inc.                    Delaware